Exhibit 10.1 NON-EMPLOYEE DIRECTOR COMPENSATION The Compensation Committee, with assistance from Pay Governance, reviews and makes recommendations to the Board regarding the form and amount of compensation for non- -employee director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership. -employee director compensation program currently consists of the elements and amounts shown in the table below: Our Non-Employee Director Compensation Program Type of Fee Current Annual Fee Amount ($) - Cash Retainer 90,000 - Equity Retainer ) 125,000 - Non-Executive Chair of the Board 60,000 - Audit Committee Chair 22,500 - Compensation Committee Chair 17,500 - Governance Committee Chair 15,000 -employee directors may defer receipt of up to 100% of their cash retainer and other cash fees set forth above in the form of either cash or restricted stock RSUs . Effective January 1, 2022, we amended and restated our Deferred Fee Plan to provide that, as of April 22, 2022, deferrals could no longer be made in the form of phantom stock units; however, prior to that date, deferrals were permitted into phantom stock. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year US government bond rate. If the deferral is in RSUs, the units are credited to an account for each participating director along with dividends and are se election/distribution form on file. Under the Deferred Fee Plan, non-employee directors may elect to defer all (but not less than all) of their equity retainer, which is issued as an RSU award on the date of the annual meeting. The RSUs vest in full and, unless deferred per a deferral election, are settled in shares of GATX common stock on the date of the first annual meeting at which the director is elected following the grant date, subject to his or her continued service through such date. Prior to April 22, 2022, each non- Plan for both cash deferrals and the equity retainer. Outstanding RSUs and deferred director RSU awards and deferred phantom stock accounts are credited with additional units representing dividends declared on GATX common stock based on the date such dividend is paid. and phantom stock units is made in shares of common stock equal to the number of RSUs and phantom stock units then credited to his or her account. Any fractional units are paid in cash.